Securities Exchange Act of 1934 -- Form 8-K
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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K




  PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                               Date of Report :
                                July 30, 1997
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                       CBL & ASSOCIATES PROPERTIES, INC.
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            (Exact name of registrant as specified in its charter)


     Delaware                   1-12494                 62-1545718
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 (State or other               (Commission           (IRS Employer
 jurisdiction of               File Number)          Identification Number
 incorporation)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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               (Address of principal executive offices)


           Registrant's telephone number, including area code:

                             (423) 855-0001
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



                   CBL & ASSOCIATES PROPERTIES, INC.

                        Conference Call Outline
                             July 30, 1997
                               10:00 a.m.


Good morning. We appreciate your participation in our conference call to discuss the 1997 second quarter results. Before we begin, I would like to remind everyone that this conference call contains "forwarding-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

REVENUE AND EXPENSE SOURCES
Our FFO for the first six months of 1997 increased by 16.2% over the first six months of 1996 due to:

1. The seven new shopping centers and one mall expansion opened over the last eighteen months; and
2. The acquisition of two properties and a 49% interest in a third property, which were acquired in November 1996, January 1997 and June 1997, respectively.

Our expenses for the first six months increased by 23% over the first half of 1996 primarily as a result of an increase in property operating expenses, real estate taxes and maintenance and repairs which are reimbursed by tenants, as well as interest expense and depreciation all of which are associated with the addition of the ten centers during the last eighteen months. Our cost recovery ratio for the first six months this year was 93.0% compared to 98.4% for the first six months of 1996, up from 91.6% for the first quarter of 1997.

For the first six months of 1997, the existing portfolio accounted for 8% of our FFO growth over the prior year period and the new properties opened and acquired in the last eighteen months accounted for 92% of the FFO growth.

For the second quarter of 1997, the existing portfolio accounted for 24% of FFO growth over the prior year period and the new properties opened and acquired in the last eighteen months accounted for 76% of the FFO growth.

FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
Our total funds from operations for the first six months of 1997 on a fully converted basis was $35.0 million, or $1.06 per share. We do not include outparcel sales and straight-lined rents in our conservative practice of calculating FFO. Had we included these two items, our FFO for the first six months would have increased by $ .13 to $1.19 per share.

DIVIDEND INCREASE AND PAYOUT RATIO
The board of directors declared a quarterly dividend of $.4425 per share, which equates to an annualized dividend of $1.77 per share. Our payout ratio for the first six months of 1997 was 83.4% as compared to 84.0% for 1996. Although our dividend has increased at a compounded annual rate of 5.7% since our IPO, our payout ratio has declined from 98% in our first year to its current level of 83.4%.

CAPITAL STRUCTURE
As of June 30, 1997, our total consolidated and unconsolidated debt was $604.8 million, with a weighted average interest rate of 7.81% as compared to 8.48% at June 30, 1996. This amount includes all properties under construction. Our debt to total market capitalization ratio was 42.9%. Our EBITDA to interest ratio decreased to 3.0 for the first six months of 1997 compared to 3.2 for 1996. Excluding outparcel sales, the EBITDA to interest ratio increased to 2.83 for the first half of 1997 compared to 2.77 for 1996.

Our total fixed rate debt as of June 30, 1997 was $420.6 million, with a weighted average interest rate of 8.17% as compared to 8.77% at June 30, 1996. Our total variable rate debt as of June 30, 1997 was $184.2 million, with a weighted average interest rate of 6.99%. Variable rate debt related to our projects under construction accounted for $117.0 million of the total. The remaining $67.2 million of variable rate debt was associated with operating properties. With $55.3 million of applied interest rate caps and swaps, we only have $11.9 million of exposure on our operating properties that could have an impact on FFO as the interest expense on construction properties is capitalized in accordance with GAAP. Subsequent to the end of the second quarter we fixed the interest rate on $11 million of this variable rate debt further reducing our variable rate debt exposure.

CAPITAL EXPENDITURES
Revenue Generating capital expenditures, or tenant allowances for improvements, for the first six months of 1997 were $3.6 million which includes $1.0 million we had expected to spend in 1996. For the balance of the year, we expect to spend $2.4 million on tenant improvements.

Revenue Enhancing capital expenditures, or remodeling and renovation costs, were $600,000 for the first six months. For the balance of the year, we expect to spend approximately $2.9 million for the remodeling of Foothills Mall and six of our community centers, two of which are already completed.

Revenue Neutral capital expenditures, which are recovered from the tenants, were $500,000 for the first six months.

DEVELOPMENTS/ACQUISITIONS
During the second quarter, we opened the first phase of the 289,000-square-foot Salem Crossing in Virginia Beach, Virginia. The second phase opened in July 1997. This center is anchored by Wal*Mart and Hannaford Food & Drug.

In the next few months, we will open our largest development projects for 1997. The first phase of Springhurst Towne Center in Louisville,
Kentucky will open in August with the balance of the center opening through the rest of this year and next spring. We are currently 99% leased and committed for phase I and 83% for the total project.

The first phase of Cortlandt Town Center in Cortlandt, New York will begin opening in October and continue through the balance of this year and next spring. The entire project will be open by the Fall of 1998. We are currently 96.1% leased and committed on Cortlandt.

On October 15, Bonita Lakes Mall, a 632,000 square foot regional mall in Meridian, Mississippi anchored by Sears, JC Penney, McRaes and Dillards, will hold its grand opening. Bonita Lakes Mall is currently 88.9% leased and committed. Opening with the mall will be Bonita Lakes Crossing, a 96,000-square-foot associated center, which is currently 84.4% leased and committed.

We also have a freestanding 43,000 square foot Regal Cinemas that will open on Friday in Virginia Beach, Virginia and a 10,000 square foot addition to Chester Square in Richmond, Virginia that will open this fall.

Yesterday we closed on the land for development of a new community center in Portsmouth, Virginia that will be anchored by Hannaford Bros. Food & Drug. We should start construction on this project in the next few days and expect to open it in the second quarter of 1998.

We continue to work diligently on possible acquisitions. We retain very selective criteria for acquisitions and will look to complement our development program with opportunities that we think will provide the best long-term returns to our shareholders. There is a temptation in today's acquisition market to chase after deals solely for the sake of doing a deal. We believe our disciplined approach to acquisitions, will provide for the best success. There are opportunities still available that others have overlooked that can benefit from our leasing, management and development expertise.

OCCUPANCY/LEASING
We saw some good improvement in occupancy this quarter. As mentioned in our earnings release, our overall portfolio occupancy remained essentially the same as last year, 92.9% at June 30, 1997, compared to 93.0% at June 30, 1996. Our mall portfolio, both new and stabilized malls, showed significant improvement this quarter over last year. Stabilized malls increased to 89% at June 30, 1997 from 87.9% and new malls increased to 88.7% at June 30, 1997 from 85.3% at June 30, 1996.

Our associated center occupancy increased slightly from first quarter to 91.4%, but we are still below last year's level due to the relocation of one of the anchors at Foothills Plaza to Foothills Mall in Maryville, Tennessee. Excluding this relocation, our associated center occupancy would have been 97.6% at June 30, 1997 and our total portfolio occupancy would have been 93.5%.

This relocation at Foothills Plaza is part of our remerchandising of Foothills Mall. Although there has been some impact to our associated center occupancy, overall this has been the best move to revitalize Foothills Mall. We have commenced a renovation of Foothills Mall that will be completed by the end of this year which will bring this center up to date and help reestablish it in its marketplace. Since we took control of this property in the fourth quarter of 1996, occupancy has improved to 82.5% from 68.5%. In addition per square foot sales have increased by 7.1% over the prior year. In the process, we have also eliminated the preference return previously associated with this property that had been a drag on FFO for several years. As you can see from our earnings release, this has saved us almost $350,000 year to date.

During the second quarter, our results from renewal leasing, which compares rent achieved on new leases with the base and percentage rent previously paid in that space, were encouraging with the best results being in our community centers. Malls increased 4.7% to a new per square foot average of $21.60; associated centers increased 2.2% to a new per square foot average of $11.81; and community centers increased 7.7% to a new per square foot average of $7.45. Year to date, our spreads on an average year basis are up 8.3% for malls, up 7.0% for associated centers, and up 5.8% for community centers.

                 Prior PSF     New PSF     New PSF     % Change   % Change
                    Rent     Rent-Initial  Rent-Avg.   Initial    Initial
                 ----------  ------------  ----------  ---------  ---------

  Malls            $20.63        $21.25      $21.60       3.0%       4.7%

  Associated
  Centers          $11.56        $11.48      $11.81       -.7%       2.2%

  Community
  Centers          $ 6.92        $ 7.19      $ 7.45       4.0%       7.7%


A comparison of both new and renewal leasing vs. the tenants who have vacated year to date reveals that in addition to occupancy gains, we have also shown some improvement in leasing overall.

In the mall portfolio, we leased 214,000 square feet at an average rate of $21.05 per square foot compared to 112,000 square feet of tenants vacating at an average rate of $13.43 per square foot.

In the associated centers, we leased 34,000 square feet at an average rate of $13.83 per square foot compared to 43,000 square feet of tenants vacating at an average rate of $7.18 per square foot. Although occupancy is down in this category, we were able to significantly increase rental rates on new leases.

In the community centers, we leased 181,000 square feet at an average rate of $7.92 per square foot compared to 15,000 square feet of tenants vacating at an average rate of $7.03 per square foot.

SALES
Mall shop sales in our stabilized malls, for those tenants who have reported, increased 3.6% on a comparable per square foot basis for the first six months of 1997 as compared to 1996. Occupancy costs as a percentage of sales at our stabilized malls, which are normally higher the first three quarters of the year, were 13.1% at June 30, 1997, compared to 13.9% at June 30, 1996.

RETAIL OUTLOOK
Overall we are encouraged by the improvement in leasing, mall occupancy and sales in our existing portfolio. Although new developments and acquisitions are expected to provide most of our growth for the balance of this year, continued improvement in the leasing environment, fewer retailer bankruptcies and a sustained turnaround in retail sales should result in increased growth from our existing portfolio.

I would like to note that a transcript of my comments will be filed as a form 8-K and will be available upon request. This concludes our prepared remarks for today. I would now be happy to answer any questions you may have.

                               SIGNATURE





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CBL & ASSOCIATES PROPERTIES, INC.


                                             /c/ John N. Foy
                                      ---------------------------------
                                                John N. Foy
                                         Executive Vice President,
                                        Chief Financial Officer and
                                                 Secretary
                                        (Authorized Officer of the
                                                 Registrant,
                                       Principal Financial Officer and
                                        Principal Accounting Officer)



Date:   July 30, 1997